Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Fourth Quarter and Full-Year 2018 Results

Shareholders Approve Merger with Rowan That Will Create an Industry-Leading Offshore Driller
Diverse High-Quality Fleet Leads to Contracting Success Across Water Depths and Geographies
ENSCO 123 Awarded Maiden Contract
Strong Operational and Safety Performance

London, England, 27 February 2019 … Ensco plc (NYSE: ESV) today reported a loss of $0.47 per share for fourth quarter 2018 compared to a loss of $0.49 per share in fourth quarter 2017.

Several items influenced these comparisons:

•	$40 million or $0.09 per share of non-cash asset impairments recognized in fourth quarter 2018 compared to $183 million or $0.43 per share of non-cash asset impairments in fourth quarter 2017

•
$4 million or $0.01 per share of transaction costs related to the planned Rowan merger included in fourth quarter 2018 general and administrative expense compared to $49 million or $0.11 per share of transaction costs related to the Atwood acquisition in fourth quarter 2017, of which $42 million is included in general and administrative expense and $7 million in contract drilling expense

•	$6 million or $0.01 per share of discrete tax benefit in fourth quarter 2018 tax provision compared to $19 million or $0.05 per share of discrete tax expense in fourth quarter 2017 tax provision

•	$3 million or $0.01 per share benefit from the recovery of certain costs related to an ongoing legal matter included in fourth quarter 2018 general and administrative expense

•	$140 million or $0.33 per share bargain purchase gain related to the Atwood acquisition included in fourth quarter 2017 other income

Adjusted for the items noted above, the loss was $0.39 per share in fourth quarter 2018 compared to a loss of $0.23 per share in fourth quarter 2017.

Chief Executive Officer and President Carl Trowell said, “Last week, we were pleased to receive overwhelming approval from Ensco shareholders to merge with Rowan. Following closing of the transaction, Ensco and Rowan shareholders will benefit from $165 million of anticipated expense synergies that are expected to create approximately $1.1 billion of capitalized value. Furthermore, this combination will create an industry-leading offshore driller across all water depths that will provide shareholders of both companies with even greater upside as the industry recovery unfolds.”

Mr. Trowell added, “Despite recent oil price volatility, customer demand for offshore drilling rigs continues increasing at a measured rate as evidenced by higher levels of contracting and tendering activity, particularly for assets that deliver the greatest efficiencies for offshore well programs. By virtue of our diverse high-quality fleet, Ensco was awarded new contracts or extensions for several rigs including a one-year extension for drillship ENSCO DS-10 offshore Nigeria, a two-well contract for semisubmersible ENSCO DPS-1 offshore Australia and a multi-year contract offshore Saudi Arabia for jackup ENSCO 76. High-specification harsh environment jackup ENSCO 123 also won a two-well job in the North Sea that will serve as the rig’s maiden contract.”

Mr. Trowell concluded, “We delivered strong operational and safety results in 2018, with 98% operational uptime and a total recordable incident rate significantly better than the industry average. We also advanced new technologies and innovative solutions aimed at improving the drilling process and helping to reduce customers' offshore project costs. By consistently providing safe operations and utilizing innovation and technology to drive efficiencies, we will continue to differentiate our performance from the competition."

Fourth Quarter Results

Revenues decreased to $399 million in fourth quarter 2018 from $454 million a year ago primarily due to lower utilization for the floater fleet, the sale of two rigs that operated in the year-ago period and a decline in the average day rate to $129,000 from $157,000 in fourth quarter 2017. This was partially offset by the addition of ENSCO DS-9, ENSCO DS-10, ENSCO 140 and ENSCO 141 to the active fleet. Reported utilization increased to 53% from 50% in fourth quarter 2017.

Contract drilling expense declined to $323 million in fourth quarter 2018 from $334 million a year ago due to the sale of two rigs that operated in the year-ago period, lower rig reactivation expenses and $7 million of integration-related transaction costs related to the Atwood acquisition in fourth quarter 2017. This was partially offset by higher costs for four rigs that were added to the active fleet during 2018.

Fourth quarter 2018 results included a non-cash asset impairment of $40 million related to an older jackup rig compared to an impairment charge of $183 million recognized in fourth quarter 2017.

Depreciation expense increased to $122 million in fourth quarter 2018 from $120 million a year ago due to the addition of four rigs to the active fleet, partially offset by lower depreciation expense for assets that have been sold, fully depreciated or subject to impairment charges.

General and administrative expense declined to $24 million from $71 million a year ago. Adjusted for $4 million of transaction costs in fourth quarter 2018 related to the planned Rowan merger and $42 million of transaction costs in fourth quarter 2017 related to the Atwood acquisition, general and administrative expense was $20 million compared to $29 million a year ago. The year-to-year comparison was also influenced by the realization of synergies from the Atwood acquisition and a $3 million benefit from the recovery of certain costs related to an ongoing legal matter in fourth quarter 2018.

Other expense was $70 million in fourth quarter 2018 compared to other income of $87 million a year ago. Adjusted for a $140 million bargain purchase gain recognized upon closing the Atwood acquisition in fourth quarter 2017, other expense was $70 million compared to $53 million a year ago. Interest expense in fourth quarter 2018 was $69 million, net of $18 million of interest that was capitalized, compared to interest expense in fourth quarter 2017 of $57 million, net of $18 million of interest that was capitalized. The increase in interest expense was due to the issuance of new senior notes during first quarter 2018 and higher revolving credit facility commitment fees.

Tax expense decreased to $23 million in fourth quarter 2018 from $42 million a year ago. As noted above, the fourth quarter 2018 tax provision included $6 million of discrete tax benefit compared to $19 million of discrete tax expense in fourth quarter 2017. The decline in discrete tax expense was primarily related to changes in U.S. tax legislation that were enacted in fourth quarter 2017.

Segment Highlights

Floaters
Floater revenues decreased to $228 million in fourth quarter 2018 from $303 million a year ago due to a four percentage point decline in reported utilization and a decline in average day rates to $259,000 from $307,000 in fourth quarter 2017. These year-to-year comparisons were influenced by the sale of ENSCO 6001, which operated in the prior-year period, and the addition of ENSCO DS-9 and ENSCO DS-10 to the active fleet. Adjusted for uncontracted rigs and planned downtime, operational utilization was 97%, consistent with the year-ago period.

Contract drilling expense decreased to $173 million in fourth quarter 2018 from $193 million a year ago primarily due to the sale of ENSCO 6001 and a decline in reported utilization, which were partially offset by higher costs associated with rigs joining the active fleet.

Jackups
Jackup revenues were $156 million in fourth quarter 2018 compared to $137 million a year ago primarily due to an eight percentage point increase in reported utilization. These year-to-year comparisons were influenced by the addition of ENSCO 140 and ENSCO 141 to the active fleet, and the sale of ENSCO 80, which operated in the prior-year period. Adjusted for uncontracted rigs and planned downtime, operational utilization was 97% compared with 98% a year ago.

Contract drilling expense increased to $136 million in fourth quarter 2018 from $128 million a year ago primarily due to an increase in reported utilization and the addition of ENSCO 140 and ENSCO 141 to the active fleet. These items were partially offset by lower rig reactivation expenses in fourth quarter 2018 and the sale of ENSCO 80 as noted above.

Other
Other is composed of managed drilling rigs. Revenues increased to $16 million from $15 million in fourth quarter 2017, while contract drilling expense of $13 million was consistent with the year-ago period.

	Fourth Quarter
	(unaudited)
(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2018	2017	Chg	2018	2017	Chg	2018	2017	Chg	2018	2017	2018	2017	Chg

Revenues	227.8	302.8	(25)%	155.5	136.5	14%	15.7	14.9	5%	—	—	399.0	454.2	(12)%
Operating expenses
Contract drilling	173.0	193.1	(10)%	136.4	128.3	6%	13.4	12.9	4%	—	—	322.8	334.3	(3)%
Loss on impairment	—	174.7	nm	40.3	8.2	nm	—	—	nm	—	—	40.3	182.9	nm
Depreciation	77.9	79.9	(3)%	41.0	36.2	13%	—	—	nm	3.5	3.4	122.4	119.5	2%
General and admin.	—	—	—	—	—	—	—	—	—	23.6	70.9	23.6	70.9	nm
Operating income (loss)	(23.1)	(144.9)	nm	(62.2)	(36.2)	nm	2.3	2.0	15%	(27.1)	(74.3)	(110.1)	(253.4)	nm

Financial Position — 31 December 2018

•	$2.2 billion of contracted revenue backlog excluding bonus opportunities

•	$2.6 billion of liquidity

•	$0.6 billion of cash and short-term investments
•$2.0 billion available under our revolving credit facility

•	$5.0 billion of long-term debt

Pro Forma Financial Position — 31 December 2018
On 21 February 2019, Ensco received shareholder approval to merge with Rowan. The combined company's pro forma financial position as of 31 December 2018 would have reflected:

•	$2.8 billion of contracted revenue backlog excluding bonus opportunities(1)

•	$1.6 billion of cash and short-term investments

•	$7.5 billion of long-term debt(2)

(1) As of 31 December 2018 for Ensco, and most recent filing for Rowan. Rowan backlog excludes ARO's contracted revenue backlog.
(2) Includes approximately $200 million of long-term debt due August 2019.

Ensco will conduct a conference call to discuss fourth quarter 2018 results at 9:00 a.m. CT (10:00 a.m. ET and 3:00 p.m. London) on Thursday, 28 February 2019. The conference call will be webcast live at www.enscoplc.com. Alternatively, callers may dial 1-855-239-3215 within the United States or +1-412-542-4130 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call 20 minutes ahead of the scheduled start time. Callers may avoid delays by pre-registering to receive a dial-in number and PIN at http://dpregister.com/10128161.

A webcast replay and transcript of the call will be available at www.enscoplc.com. A replay will also be available through 28 March 2019 by dialing 1-877-344-7529 within the United States or +1-412-317-0088 from outside the U.S. (conference ID 10128161).

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 30 years, the company has focused on operating safely and going beyond customer expectations. Operating one of the newest ultra-deepwater rig fleets and a leading premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving expected financial performance; effective tax rate, day rates and backlog; estimated rig availability; rig commitments and contracts; contract duration, status, terms and other contract commitments; letters of intent, letters of award or other correspondence indicating an award; scheduled delivery dates for rigs; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; our intent to sell or scrap rigs; and general market, business and industry conditions, trends and outlook. In addition, statements included in this press release regarding the Atwood acquisition and the planned Rowan transaction and anticipated benefits, opportunities, synergies and effects of these transactions are forward-looking statements. The forward-looking statements contained in this press release are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including actions by regulatory authorities, rating agencies or other third parties; actions by our security holders; costs and difficulties related to the integration of Ensco and Rowan, delays, costs and difficulties related to the planned Rowan transaction, market conditions and the related impact on our financial results and performance following the completion of the planned Rowan transaction and satisfaction of closing conditions; our ability to repay debt and the timing thereof; availability and terms of any financing; commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation, suspension or termination of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons, including terminations for convenience (without cause); the cancellation of letters of intent or letters of award or any failure to execute definitive contracts following announcements of letters of intent or letters of award; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; and cybersecurity risks and threats. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Investor & Media Contacts:        Nick Georgas
Senior Director - Investor Relations and Communications
713-430-4607

Tim Richardson
Manager - Investor Relations
713-430-4490

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2018	2017	2018	2017
	(unaudited)		(unaudited)

OPERATING REVENUES	$399.0	$454.2	$1,705.4	$1,843.0

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	322.8	334.3	1,319.4	1,189.5
Loss on impairment	40.3	182.9	40.3	182.9
Depreciation	122.4	119.5	478.9	444.8
General and administrative	23.6	70.9	102.7	157.8
	509.1	707.6	1,941.3	1,975.0

OPERATING LOSS	(110.1)	(253.4)	(235.9)	(132.0)

OTHER INCOME (EXPENSE)
Interest income	4.0	3.5	14.5	25.8
Interest expense, net	(69.2)	(57.2)	(282.7)	(224.2)
Other, net	(4.6)	141.0	(34.8)	134.4
	(69.8)	87.3	(303.0)	(64.0)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(179.9)	(166.1)	(538.9)	(196.0)

PROVISION FOR INCOME TAXES	23.2	42.4	89.6	109.2

LOSS FROM CONTINUING OPERATIONS	(203.1)	(208.5)	(628.5)	(305.2)

DISCONTINUED OPERATIONS, NET	—	1.4	(8.1)	1.0

NET LOSS	(203.1)	(207.1)	(636.6)	(304.2)

NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(0.5)	—	(3.1)	0.5

NET LOSS ATTRIBUTABLE TO ENSCO	$(203.6)	$(207.1)	$(639.7)	$(303.7)

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED
Continuing operations	$(0.47)	$(0.49)	$(1.45)	$(0.91)
Discontinued operations	—	—	(0.02)	—
	$(0.47)	$(0.49)	$(1.47)	$(0.91)

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic and diluted	434.4	426.3	434.1	332.5

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
	2018	2017
ASSETS	(unaudited)

CURRENT ASSETS
Cash and cash equivalents	$275.1	$445.4
Short-term investments	329.0	440.0
Accounts receivable, net	344.7	345.4
Other	360.9	381.2
Total current assets	1,309.7	1,612.0

PROPERTY AND EQUIPMENT, NET	12,616.2	12,873.7

OTHER ASSETS	97.8	140.2

	$14,023.7	$14,625.9

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES	$528.5	$758.5

LONG-TERM DEBT	5,010.4	4,750.7

OTHER LIABILITIES	396.0	386.7

TOTAL EQUITY	8,088.8	8,730.0
	$14,023.7	$14,625.9

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Twelve Months Ended
	December 31,
	2018	2017
	(unaudited)
OPERATING ACTIVITIES
Net loss	$(636.6)	$(304.2)
Adjustments to reconcile net loss to cash provided by (used in) operating activities of continuing operations:
Depreciation expense	478.9	444.8
Deferred income tax expense	56.6	55.0
Share-based compensation expense	41.6	41.2
Loss on impairment	40.3	182.9
Amortization, net	(40.2)	(61.6)
Gain (loss) on debt extinguishment	19.0	2.6
Bargain purchase gain	(1.8)	(140.2)
Other	4.5	(26.5)
Changes in operating assets and liabilities	(18.0)	65.4
Net cash provided by (used in) operating activities of continuing operations	(55.7)	259.4

INVESTING ACTIVITIES
Maturities of short-term investments	1,030.0	2,042.5
Purchases of short-term investments	(919.0)	(1,040.0)
Additions to property and equipment	(426.7)	(536.7)
Acquisition of Atwood, net of cash acquired	—	(871.6)
Other	11.0	2.8
Net cash used in investing activities of continuing operations	(304.7)	(403.0)

FINANCING ACTIVITIES
Proceeds from issuance of senior notes	1,000.0	—
Reduction of long-term borrowings	(771.2)	(537.0)
Cash dividends paid	(17.9)	(13.8)
Debt issuance costs	(17.0)	(12.0)
Other	(5.7)	(7.7)
Net cash provided by (used in) financing activities	188.2	(570.5)

Net cash provided by (used in) discontinued operations	2.5	(.8)
Effect of exchange rate changes on cash and cash equivalents	(.6)	.6
DECREASE IN CASH AND CASH EQUIVALENTS	(170.3)	(714.3)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	445.4	1,159.7
CASH AND CASH EQUIVALENTS, END OF PERIOD	$275.1	$445.4

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Fourth Quarter		Third Quarter
	2018	2017	2018

Rig Utilization(1)

Floaters	40%	44%	46%
Jackups	62%	54%	66%
Total	53%	50%	58%

Average Day Rates(2)

Floaters	$258,759	$306,937	$239,196
Jackups	76,222	76,037	79,921
Total	$128,505	$156,532	$128,581

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with early contract terminations, compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

Non-GAAP Financial Measures (Unaudited)
To supplement Ensco’s condensed consolidated financial statements presented on a GAAP basis, this press release provides investors with adjusted loss per share from continuing operations, adjusted EBITDA and net debt, which are non-GAAP measures.
We believe that adjusted loss per share from continuing operations provides meaningful supplemental information regarding the company's performance by excluding certain charges that may not be indicative of Ensco’s ongoing operating results. This allows investors and others to better compare financial results across accounting periods and to those of peer companies, and to better understand the long-term performance of our business.
Ensco defines "Adjusted EBITDA" as net income (loss) before income (loss) from discontinued operations, other income (expense), income tax expense (benefit), interest expense, depreciation, amortization, loss on impairment, (gain) loss on asset disposals, transaction costs and significant non-recurring items. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies.
Net debt is defined as long-term debt less cash and short-term investments. We review net debt as part of our overall liquidity, financial flexibility, capital structure and leverage and believe that this measure is useful to investors as part of their assessment of our business. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
Adjusted Loss Per Share
The table below reconciles loss per share, as calculated in accordance with GAAP, to adjusted loss per share for the quarters ended December 31, 2018 and 2017. Adjusted loss per share for the quarter ended December 31, 2018 excludes loss on impairment, recovery of certain costs related to an ongoing legal matter, transaction costs and discrete tax items. Adjusted loss per share for the quarter ended December 31, 2017 excludes loss on impairment, gain on bargain purchase, transaction costs and discrete tax items.

LOSS PER SHARE RECONCILIATION(1):	Three Months Ended December 31,

	2018		2017
	Loss from continuing operations attributable to Ensco shares(2)	Loss per share from continuing operations	Loss from continuing operations attributable to Ensco shares(2)	Loss per share from continuing operations
As reported	$(203.7)	$(0.47)	$(208.6)	$(0.49)
Adjustments:
Loss on impairment	40.3	0.09	182.9	0.43
Recovery of certain legal costs	(2.8)	(0.01)	—	—
Transaction costs	4.2	0.01	49.4	0.11
Bargain purchase gain	—	—	(140.2)	(0.33)
Discrete tax items	(6.1)	(0.01)	19.2	0.05
Adjusted	$(168.1)	$(0.39)	$(97.3)	$(0.23)

(1)	No adjustments have been made to loss per share from discontinued operations for the three-month periods ended December 31, 2018 and 2017, respectively.

(2)
Loss from continuing operations attributable to Ensco shares is calculated as net loss from continuing operations attributable to Ensco adjusted for net income allocated to participating securities under the two-class method of $100,000 for the three-month periods ended December 31, 2018 and 2017, respectively. Net loss from continuing operations attributable to Ensco excludes income attributable to noncontrolling interest of $500,000 for the three-month period ended December 31, 2018. No amount of net loss was attributable to noncontrolling interest for the three-month period ended December 31, 2017.

Reconciliation of Net Loss to Adjusted EBITDA
A reconciliation of net loss as reported to Adjusted EBITDA for three-month and twelve-month periods ended December 31, 2018 and 2017 is included in the table below (in millions):

	Three Months Ended December 31, 2018		Twelve Months Ended December 31, 2018
	2018	2017	2018	2017

Net loss	$(203.1)	$(207.1)	$(636.6)	$(304.2)
Less:
Income from discontinued operations, net of tax	—	1.4	(8.1)	1.0
Loss from continuing operations	$(203.1)	$(208.5)	$(628.5)	$(305.2)
Add:
Income tax expense	23.2	42.4	89.6	109.2
Interest expense	69.2	57.2	282.7	224.2
Other (income) expense	0.6	(144.5)	20.3	(160.2)
Operating loss	$(110.1)	$(253.4)	$(235.9)	$(132.0)
Add:
Depreciation expense	122.4	119.5	478.9	444.8
Amortization, net (1)	(9.5)	(5.4)	(40.2)	(61.6)
Loss on impairment	40.3	182.9	40.3	182.9
(Gain) loss on asset disposals	0.3	(0.4)	(3.8)	(0.9)
Transaction costs	4.1	49.4	22.4	59.0
Recovery of certain legal costs	(2.8)	—	(2.8)	—
Settlement of a legal contingency	—	—	—	9.8
Adjusted EBITDA	$44.7	$92.6	$258.9	$502.0

(1)	Amortization, net, includes amortization during the indicated period for deferred mobilization revenues and costs, deferred capital upgrade revenues, intangible amortization and other amortization.